Exhibit 99.1

Verra Mobility Announces First Quarter 2024 Financial Results

•
Total revenue of $209.7 million
•
Net income of $29.1 million
•
Generated cash flows from operations of $34.3 million
•
Increasing 2024 financial guidance

MESA, Ariz., May 2, 2024 /PRNewswire/ – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today the financial results for the first quarter ended March 31, 2024.

“Our first quarter results provided a very strong start to 2024,” said David Roberts, President and CEO, Verra Mobility. “Driven in large part by the successful implementation of the Verra Mobility Operating System, or vmOS, our execution efforts delivered robust revenue, earnings and free cash flow generation. Moreover, our results reflect the underlying momentum enabled by robust secular growth drivers in the smart mobility market. As a result of our strong financial performance this quarter, we are increasing our guidance for the year.”

First Quarter 2024 Financial Highlights

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Revenue: Total revenue for the first quarter of 2024 was $209.7 million, an increase of 9% compared to $191.9 million for the first quarter of 2023. Service revenue growth was 10% due to increases in travel volume and related tolling activity in the Commercial Services segment which grew 12%, and the growth in service revenue from our Government Solutions segment, which increased 8% and was driven by the expansion of speed and red-light programs. Parking Solutions service revenue increased 5% due to increases in our software as a service (SaaS) product offerings and various services related to parking management solutions.
•
Net income and Earnings Per Share (EPS): Net income for the first quarter of 2024 was $29.1 million, or $0.17 per share, based on 168.7 million diluted weighted average shares outstanding. Net income for the comparable 2023 period was $4.6 million, or $0.03 per share, based on 153.1 million diluted weighted average shares outstanding.
•
Adjusted EPS: Adjusted EPS for the first quarter of 2024 was $0.27 per share compared to $0.26 per share for the first quarter of 2023.
•
Adjusted EBITDA: Adjusted EBITDA was $92.8 million for the first quarter of 2024 compared to $87.9 million for the same period last year. Adjusted EBITDA margin was 44% of total revenue for 2024 and 46% for 2023.

We report our results of operations based on three operating segments:

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Commercial Services offers automated toll and violations management and title and registration solutions to rental car companies, fleet management companies and other large fleet owners.
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Government Solutions delivers automated safety solutions to municipalities, school districts and government agencies, including services and technology that enable photo enforcement cameras to detect and process traffic violations related to speed, red-light, school bus and city bus lane management.
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Parking Solutions provides an integrated suite of parking software, transaction processing and hardware solutions to universities, municipalities, parking operators, healthcare facilities and transportation hubs in the United States and Canada.

First Quarter 2024 Segment Detail

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The Commercial Services segment generated total revenue of $95.9 million, a 12% increase compared to $85.6 million in the same period in 2023. Segment profit was $60.8 million, a 14% increase from $53.6 million in the prior year. The increases in revenue and profit compared to the prior period resulted from increased travel volume for our rental car company customers as well as the increase in enrolled vehicles and higher tolling activity for our fleet management company customers. The segment profit margin was 63% for both 2024 and 2023.
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The Government Solutions segment generated total revenue of $94.2 million, a 10% increase compared to $85.9 million in the same period in 2023. The increase was due to an 8% increase in recurring service revenue over the prior year quarter, primarily driven by the expansion of speed and red light programs. The segment profit was $29.2 million in 2024 compared to $31.5 million in the prior year with segment profit margins of 31% for 2024 and 37% for 2023. The decrease in segment profit is primarily attributable to increased operating expenses associated with enhancing customer-facing platforms and systems.
•
The Parking Solutions segment generated total revenue of $19.7 million, a 3% decrease compared to $20.3 million in the same period in 2023 partly due to a decrease in one-time product sales compared to the prior year quarter. The segment profit was $2.8 million compared to $2.9 million in the prior year with segment profit margins of 14% for both 2024 and 2023. The decrease in segment profit is primarily attributable to a decrease in our gross profit for product sales.

Liquidity: As of March 31, 2024, cash and cash equivalents were $149.5 million, and we generated $34.3 million in cash flows from operations for 2024.

2021 Term Loan Refinancing

In February 2024, we entered into a Third Amendment to refinance the 2021 Term Loan. In connection with the amendment, the interest rate was reduced by 0.50% to SOFR plus 2.75% from SOFR plus 3.25% with the SOFR floor unchanged at 0.00%. The credit spread adjustment, ranging from 0.11448% to 0.71513%, was eliminated. In addition, the 2021 Term Loan no longer contains a provision for principal repayments which were previously required to be paid in quarterly installments. During the three months ended March 31, 2024, we made an early repayment of approximately $2.3 million on the 2021 Term Loan and as a result, the total principal outstanding was $702.3 million as of March 31, 2024.

Legal Proceedings

On November 2, 2020, PlusPass, Inc. (“PlusPass”) commenced an action in the United States District Court, Central District of California, against Verra Mobility, The Gores Group LLC, Platinum Equity LLC, and ATS Processing Services, Inc., alleging civil violations of Section 7 of the Clayton Antitrust Act of 1914 and Sections 1 and 2 of the Sherman Act. In February 2024, we entered into a confidential business arrangement to acquire certain assets from PlusPass and fully and finally resolve all litigation and disputes between the parties. We accrued $31.5 million for this matter at December 31, 2023, which was presented within selling, general and administrative expenses in the condensed consolidated statements of operations for the year ended December 31, 2023, and payment was made during the three months ended March 31, 2024.

2024 Full Year Guidance

Any guidance that we provide is subject to change as a variety of factors can affect actual operating results. Certain of the factors that may impact our actual operating results are identified below in the safe harbor language included within Forward-Looking Statements of this press release.

Based on our first quarter results and our outlook for the remainder of the year, we are expecting to deliver results as follows:

	Previous Guidance	Updated Guidance
Total Revenue	$865 million to $880 million	Upper-end of range
Adjusted EBITDA	$395 million to $405 million	Upper-end of range
Adjusted EPS	$1.15 to $1.20	Upper-end of range
Adjusted Free Cash Flow	$155 million to $165 million	$155 million to $165 million

Conference Call Details

Date: May 2, 2024

Time: 5:00 p.m. Eastern Time

U.S. and Canadian Callers Dial-in: 1-800-717-1738

Outside of U.S. and Canada Dial-in: 1-646-307-1865 for international callers

Request a return call: Available by clicking on the following link and requesting a return call: callme.viavid.com

Webcast Information: Available live in the “Investor Relations” section of our website at http://ir.verramobility.com.

An audio replay of the call will also be available until 11:59 p.m. ET on May 16, 2024, by dialing 1-844-512-2921 for the U.S. or Canada, and 1-412-317-6671 for international callers and entering passcode 1163577. In addition, an archived webcast will be available in the “News & Events” section of the Investor Relations website at http://ir.verramobility.com.

About Verra Mobility

Verra Mobility is a leading provider of smart mobility technology solutions that make transportation safer, smarter and more connected. We sit at the center of the mobility ecosystem, bringing together vehicles, hardware, software, data and people to enable safe, efficient solutions for customers globally. Our transportation safety systems and parking management solutions protect lives, improve urban and motorway mobility and support healthier communities. We also solve complex payment, utilization and compliance challenges for fleet owners and rental car companies. We are headquartered in Arizona, and operate in North America, Europe, Asia and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains forward-looking statements which address our expected future business and financial performance, and may contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” “will” or similar expressions. Examples of forward-looking statements include, among others, statements regarding the changes and trends in the market for our products and services, expected operating results, such as revenue growth, expansion plans and opportunities, and earnings guidance related to 2024 financial and operational metrics. Forward-looking statements involve risks and uncertainties and a number of factors could cause actual results to differ materially from those currently anticipated. These factors include, but are not limited to, customer concentration in our Commercial Services and Government Solutions segments; risks and uncertainties related to our government contracts, including legislative changes, termination rights, delays in payments, audits and investigations; decreases in the prevalence or political acceptance of, or an increase in governmental restrictions regarding, automated and other similar methods of photo enforcement, parking solutions or the use of tolling; our ability to successfully implement our acquisition strategy or integrate acquisitions; failure in or breaches of our networks or systems, including as a result of cyber-attacks; risks and uncertainties related to our international operations; our failure to acquire necessary intellectual property or adequately protect our intellectual property; our ability to manage our substantial level of indebtedness; our reliance on specialized third-party providers; and other risks and uncertainties indicated from time to time in documents we filed or will file with the Securities and Exchange Commission (the “SEC”). In addition, no assurance can be given that any plan, initiative, projection, goal, commitment, expectation, or prospect set forth in this release can or will be achieved. This press release should be read in conjunction with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Additional Information

We periodically provide information for investors on our corporate website, www.verramobility.com, and our investor relations website, ir.verramobility.com.

We intend to use our website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we also disclose certain non-GAAP financial information in this press release. These financial measures are not recognized measures under GAAP and are not intended to be, and should not be, considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Net Income, Adjusted EPS and Adjusted EBITDA Margin are non-GAAP financial measures as defined by SEC rules. These non-GAAP financial measures may be determined or calculated differently by other companies. As a result, they may not be comparable to similarly titled performance measures presented by other companies. Reconciliations of these non-GAAP measurements to the most directly comparable GAAP financial measurements have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

We are not providing a quantitative reconciliation of Adjusted EBITDA, Adjusted EPS, or Adjusted Free Cash Flow which are included in our 2024 financial guidance above, in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense. In this regard, we are unable to provide a reconciliation of forward-looking Adjusted EBITDA to GAAP net income as well as Adjusted EPS to net income per share, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Due to the uncertainty of estimates and assumptions used in preparing forward-looking non-GAAP measures, we caution investors that actual results could differ materially from these non-GAAP financial projections.

We use these non-GAAP financial metrics to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors. In addition, we also believe that these non-GAAP measures provide useful information to investors regarding financial and business trends related to our results of operations and that when non-GAAP financial information is viewed with GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. These non-GAAP measures have certain limitations as analytical tools and should not be used as substitutes for net income, cash flows from operations, earnings per share or other consolidated income or cash flow data prepared in accordance with GAAP.

EBITDA and Adjusted EBITDA

We define EBITDA as net income adjusted to exclude interest expense, net, income taxes, depreciation and amortization. Adjusted EBITDA further excludes certain non-cash expenses and other transactions that management believes are not indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA, as defined, exclude some but not all items that affect our cash flow from operating activities.

Free Cash Flow

We define “Free Cash Flow” as cash flow from operations less capital expenditures.

Adjusted Free Cash Flow

We define Adjusted Free Cash Flow as Free Cash Flow which further excludes certain one-time and non-recurring items (for example, the PlusPass legal settlement expense).

Adjusted Net Income

We define “Adjusted Net Income” as net income adjusted to exclude amortization of intangibles and certain non-cash or non-recurring expenses.

Adjusted EPS

We define “Adjusted EPS” as Adjusted Net Income divided by the diluted weighted average shares for the period.

Adjusted EBITDA Margin

We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue.

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)	March 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$149,520	$136,309
Restricted cash	3,708	3,413
Accounts receivable (net of allowance for credit losses of $20.6 million and $18.5 million at March 31, 2024 and December 31, 2023, respectively)	181,961	197,824
Unbilled receivables	43,323	37,065
Inventory	17,298	17,966
Prepaid expenses and other current assets	42,772	46,961
Total current assets	438,582	439,538
Installation and service parts, net	21,844	22,895
Property and equipment, net	126,975	123,248
Operating lease assets	31,599	33,523
Intangible assets, net	283,412	301,025
Goodwill	834,591	835,835
Other non-current assets	32,855	33,919
Total assets	$1,769,858	$1,789,983
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$75,573	$78,749
Deferred revenue	24,707	28,788
Accrued liabilities	54,067	93,119
Tax receivable agreement liability, current portion	5,098	5,098
Current portion of long-term debt	—	9,019
Total current liabilities	159,445	214,773
Long-term debt, net of current portion	1,037,700	1,029,113
Operating lease liabilities, net of current portion	27,702	29,124
Tax receivable agreement liability, net of current portion	48,369	48,369
Asset retirement obligations	14,980	14,580
Deferred tax liabilities, net	17,536	18,360
Other long-term liabilities	15,131	14,197
Total liabilities	1,320,863	1,368,516
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	17	17
Additional paid-in capital	557,363	557,513
Accumulated deficit	(94,949)	(125,887)
Accumulated other comprehensive loss	(13,436)	(10,176)
Total stockholders' equity	448,995	421,467
Total liabilities and stockholders' equity	$1,769,858	$1,789,983

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2024	2023
Service revenue	$202,721	$184,698
Product sales	7,009	7,205
Total revenue	209,730	191,903
Cost of service revenue, excluding depreciation and amortization	4,305	4,230
Cost of product sales	5,286	5,383
Operating expenses	70,640	61,843
Selling, general and administrative expenses	48,171	40,013
Depreciation, amortization and (gain) loss on disposal of assets, net	26,975	30,333
Total costs and expenses	155,377	141,802
Income from operations	54,353	50,101
Interest expense, net	19,635	22,687
Change in fair value of private placement warrants	—	14,601
(Gain) loss on interest rate swap	(396)	2,798
Loss on extinguishment of debt	595	1,349
Other income, net	(4,453)	(3,756)
Total other expenses	15,381	37,679
Income before income taxes	38,972	12,422
Income tax provision	9,823	7,845
Net income	$29,149	$4,577
Other comprehensive loss:
Change in foreign currency translation adjustment	(3,260)	(90)
Total comprehensive income	$25,889	$4,487
Net income per share:
Basic	$0.18	$0.03
Diluted	$0.17	$0.03
Weighted average shares outstanding:
Basic	166,241	149,165
Diluted	168,726	153,129

VERRA MOBILITY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
($ in thousands)	2024	2023
Cash Flows from Operating Activities:
Net income	$29,149	$4,577
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,886	30,309
Amortization of deferred financing costs and discounts	1,361	1,277
Change in fair value of private placement warrants	—	14,601
(Gain) loss on interest rate swap	(102)	1,552
Loss on extinguishment of debt	595	1,349
Credit loss expense	5,247	1,697
Deferred income taxes	696	(2,249)
Stock-based compensation	5,558	3,378
Other	319	8
Changes in operating assets and liabilities:
Accounts receivable	10,223	(16,222)
Unbilled receivables	(6,501)	(3,464)
Inventory	479	180
Prepaid expenses and other assets	5,565	6,232
Deferred revenue	(3,831)	95
Accounts payable and other current liabilities	(40,783)	(4,291)
Other liabilities	(529)	6,188
Net cash provided by operating activities	34,332	45,217
Cash Flows from Investing Activities:
Cash received (payments) for interest rate swap	294	(1,246)
Purchases of installation and service parts and property and equipment	(14,279)	(18,372)
Cash proceeds from the sale of assets	48	34
Net cash used in investing activities	(13,937)	(19,584)
Cash Flows from Financing Activities:
Repayment of long-term debt	(2,255)	(64,755)
Payment of debt issuance costs	(107)	(44)
Proceeds from the exercise of stock options	689	699
Payment of employee tax withholding related to RSUs and PSUs vesting	(4,608)	(2,526)
Net cash used in financing activities	(6,281)	(66,626)
Effect of exchange rate changes on cash and cash equivalents	(608)	(305)
Net increase (decrease) in cash, cash equivalents and restricted cash	13,506	(41,298)
Cash, cash equivalents and restricted cash - beginning of period	139,722	109,115
Cash, cash equivalents and restricted cash - end of period	$153,228	$67,817

VERRA MOBILITY CORPORATION

ADJUSTED EBITDA RECONCILIATION (Unaudited)

	Three Months Ended March 31,
($ in thousands)	2024	2023
Net income	$29,149	$4,577
Interest expense, net	19,635	22,687
Income tax provision	9,823	7,845
Depreciation and amortization	26,886	30,309
EBITDA	85,493	65,418
Transaction and other related expenses	1,528	268
Transformation expenses	—	59
Change in fair value of private placement warrants (i)	—	14,601
(Gain) loss on interest rate swap (ii)	(396)	2,798
Loss on extinguishment of debt (iii)	595	1,349
Stock-based compensation (iv)	5,558	3,378
Adjusted EBITDA	$92,778	$87,871

(i)
This related to adjustments to the private placement warrants liability from the re-measurement to fair value at the end of the reporting period.
(ii)
(Gain) loss on interest rate swap is associated with the derivative instrument re-measured to fair value at the end of the reporting period offset by the related monthly cash receipts/payments.
(iii)
Loss on extinguishment of debt consists of the write-off of pre-existing original issue discounts and deferred financing costs associated with the refinancing of our debt for the three months ended March 31, 2024 and the early repayment of debt for the three months ended March 31, 2023.
(iv)
Stock-based compensation represents the non-cash charge related to the issuance of awards under the Verra Mobility Corporation 2018 Equity Incentive Plan.

ADJUSTED FREE CASH FLOW (Unaudited)

	Three Months Ended March 31,
($ in thousands)	2024	2023
Net cash provided by operating activities	$34,332	$45,217
Purchases of installation and service parts and property and equipment	(14,279)	(18,372)
Free Cash Flow	20,053	26,845
Legal settlement	31,500	—
Income tax effect on adjustment (1)	(9,450)	—
Adjusted Free Cash Flow	$42,103	$26,845

(1)
The annual estimated effective tax rate to calculate the income tax effect on the legal settlement adjustment is 30.0%.

ADJUSTED EPS (Unaudited)

	Three Months Ended March 31,
(In thousands, except per share data)	2024	2023
Net income	$29,149	$4,577
Amortization of intangibles	16,745	21,967
Transaction and other related expenses	1,528	268
Transformation expenses	—	59
Change in fair value of private placement warrants	—	14,601
Change in fair value of interest rate swap	(102)	1,552
Loss on extinguishment of debt	595	1,349
Stock-based compensation	5,558	3,378
Total adjustments before income tax effect	24,324	43,174
Income tax effect on adjustments	(7,119)	(7,958)
Total adjustments after income tax effect	17,205	35,216
Adjusted Net Income	$46,354	$39,793

Adjusted EPS	$0.27	$0.26
Diluted weighted average shares outstanding	168,726	153,129
Annual estimated effective income tax rate (1)	30%	31%

(1)
The annual estimated effective tax rate used above excludes discrete items as they do not impact taxable income. This rate differs from the period-to-date effective tax rate used on our condensed consolidated statements of operations which includes the discrete items.

Investor Relations Contact

Mark Zindler

mark.zindler@verramobility.com